FOR IMMEDIATE RELEASE

Alpha Announces First Quarter 2022 Results

•Reports first quarter net income from continuing operations of $401.0 million
•Posts Adjusted EBITDA of $503.8 million for the first quarter 2022
•Continues aggressive prepayment of debt, bringing outstanding term loan borrowings to just under $100 million
•Increases existing share repurchase program authorization to $600 million
•Announces $1.50 per share annual cash dividend to be paid quarterly
•Adjusts full-year guidance for metallurgical cost of coal sales per ton and cash interest expense

BRISTOL, Tenn., May 5, 2022 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported results for the first quarter ending March 31, 2022.

	(millions, except per share)
	Three months ended
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
Net income (loss)(2)	$401.0	$254.5	($32.7)
Net income (loss)(2) per diluted share	$20.52	$13.30	($1.78)
Adjusted EBITDA(1)	$503.8	$315.8	$28.9
Operating cash flow(3)	$336.1	$104.3	($19.1)
Capital expenditures(3)	($28.1)	($22.9)	($20.4)
Tons of coal sold(2)	4.0	4.0	4.1
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
2. From continuing operations.
3. Includes discontinued operations.

"Our team has performed exceptionally well, beating last quarter's record performance and hitting a new milestone of over $500 million in Adjusted EBITDA for the quarter," said David Stetson, Alpha's chair and chief executive officer. "The current met market strength has significantly accelerated Alpha's progress in deleveraging the company. Together with the unwavering vision of our management team, these conditions have laid the groundwork for a new chapter in our company's history, and we now expect to fully extinguish our term loan in the second quarter. I am looking forward to the day when we can announce this important target has been achieved. For now, having brought Alpha's term loan balance to under $100 million with a payment subsequent to quarter end, I am pleased to celebrate yet another step toward this goal."

Stetson continued: "Additionally, as we continue to prioritize shareholder value and capital return, our board of directors approved a substantial increase in authorization for our current share buyback program, bringing that to a level of $600 million. The board is also instituting a dividend at an annualized rate of $1.50 per share to be paid quarterly, with the first quarterly payment of $0.375 per share to be paid on July 1st to shareholders of record on June 15, 2022. With increased visibility into our cash flow projections for the balance of this year, we believe these are prudent and important steps to share Alpha's success with our investors."

The company's annual meeting of stockholders was held on May 3, 2022, and all members of Alpha's board of directors were re-elected to continue their service. The complete voting results from our annual meeting will be filed with the SEC on Form 8-K.

Financial Performance

Alpha reported net income from continuing operations of $401.0 million, or $20.52 per diluted share, for the first quarter 2022. In the prior period, the company had net income from continuing operations of $254.5 million or $13.30 per diluted share for the fourth quarter 2021.

First quarter 2022 total Adjusted EBITDA was $503.8 million, compared with $315.8 million in the fourth quarter 2021.

Coal Revenues

	(millions)
	Three months ended
	Mar. 31, 2022	Dec. 31, 2021
Met Segment	$1,054.3	$811.5
All Other	$15.4	$15.0

Met Segment (excl. freight & handling)(1)	$910.3	$683.6
All Other (excl. freight & handling)(1)	$15.4	$15.0

Tons Sold	(millions)
	Three months ended
	Mar. 31, 2022	Dec. 31, 2021
Met Segment	3.8	3.8
All Other	0.3	0.2

__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Mar. 31, 2022	Dec. 31, 2021
Met Segment	$240.82	$180.66
All Other	$57.39	$62.56
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Our net realized pricing for the Met segment was $240.82 per ton in the first quarter 2022, while net realization in the All Other category was $57.39.

"As expected, we continue to see the positive impact of the metallurgical coal market dynamics flowing through our realizations," said Andy Eidson, Alpha's president and chief financial officer. "Led by tonnage linked to the Australian indices, our export business remained strong and average realizations on our met coal increased by more than 30% to $241 per ton in the first quarter, with average realizations on total export tons exceeding $278 per ton."

The table below provides a breakdown of our Met segment coal sold in the first quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Mar. 31, 2022
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.5	$359.2	$247.59	41%
Domestic	0.9	$156.6	$179.99	24%
Export - Australian Indexed	1.2	$388.5	$315.06	35%
Total Met Coal Revenues	3.6	$904.3	$254.45	100%
Thermal Coal Revenues	0.2	$6.0	$26.57
Total Met Segment Coal Revenues (excl. freight & handling)(1)	3.8	$910.3	$240.82
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Mar. 31, 2022	Dec. 31, 2021
Cost of Coal Sales	$555.3	$497.4
Cost of Coal Sales (excl. freight & handling/idle)(1)	$405.0	$364.4

	(per ton)
Met Segment(1)	$103.61	$92.46
All Other(1)	$49.89	$60.77

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

The company's Met segment cost of coal sales increased to an average of $103.61 per ton in the first quarter 2022 as compared to $92.46 per ton in the prior quarter. Cost of coal sales for the All Other category decreased to $49.89 per ton in the first quarter 2022 from an average cost of $60.77 per ton in the fourth quarter 2021.

Liquidity and Capital Resources

"For nearly two years, we have stated our intention to dramatically improve the company's financial position and our balance sheet is reflecting those efforts," said Eidson. "With our voluntary principal prepayments on the term loan since the beginning of the year, our term loan balance is now under $100 million. On a parallel path, we are pleased to be returning value to shareholders through our newly increased $600 million share repurchase program and the establishment of a quarterly dividend. We plan to continue these efforts while we also engage in further discussions with the board about future uses of excess cash."

For the first quarter 2022, cash provided by operating activities significantly increased to $336.1 million as compared to $104.3 million in the fourth quarter 2021. Cash provided by operating activities includes discontinued operations. Capital expenditures for the first quarter 2022 were $28.1 million compared to $22.9 million for the fourth quarter of 2021.

As of March 31, 2022, Alpha had $159.5 million in unrestricted cash and $137.5 million in restricted cash, deposits and investments. Total long-term debt, including the current portion of long-term debt as of March 31, 2022, was $251.4 million. At the end of the first quarter, the company had total liquidity of $193.4 million, including cash and cash equivalents of $159.4 million and $34.0 million of unused availability under the ABL. The future available capacity under the ABL is subject to inventory and accounts receivable collateral requirements and the maintenance of certain financial ratios. As of March 31, 2022, the company had no borrowings and $121.1 million in letters of credit outstanding under the ABL.

Dividend Program

Alpha also announced today that its board of directors has expanded the company's previously announced capital return program to include a dividend policy. Under this policy the board intends to pay aggregate cash dividends of $1.50 per share of common stock per year, with $0.375 per share paid each quarter. The board has declared the first quarterly dividend payment will become payable on July 1, 2022 for holders of record as of June 15, 2022. Future dividend payments will be targeted to be paid in the first month of each calendar quarter. Any decision to pay future cash dividends will, however, be made by the board and depend on Alpha's future earnings and financial condition and other relevant factors.

Share Repurchase Program

As announced last quarter, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $150 million for the repurchase of the company's common stock. Alpha's board has increased this authorization by $450 million, bringing the share repurchase program to $600 million. As of May 3, the company has acquired 295,684 shares of common stock at a cost of $39.4 million.

As previously announced, the timing and amount of share repurchases will be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

Long-Term Strategic Plan

"As we progress toward completion of our deleveraging goals, we have also been refining the management team's long-term vision for the company and how we can take steps today to bring that future to fruition," said Eidson. "As we mentioned last quarter, senior leaders across the company just completed an exercise to analyze Alpha's next fifteen years. We evaluated our expected operational portfolio, reserve life, coal qualities, and sales opportunities."

"While our long-term plan was developed using specific information that I can't detail here, such as economic projections and the proprietary details of our operations, there are a few high-level takeaways that I believe will provide helpful context to investors, employees, and all Alpha stakeholders," Eidson continued. "First, we believe our existing portfolio, together with currently-held reserve bases, should allow the company to maintain a consistent level of production, similar to Alpha's current average production, across the next fifteen years without the need for inorganic growth. Second, we expect to be able to gradually improve the company's average coal quality to a higher rank while maintaining the flexibility and optionality provided by a diverse product mix. Third, we see strategic opportunities over the next decade and a half to build on existing customer bases and develop new relationships by expanding our sales and marketing efforts, particularly in regions that are expected to exhibit the most growth in demand for met coal; this work has already begun and will continue to evolve as the macroeconomic circumstances shift. Lastly, I believe Alpha is well positioned to continue as a leader in the global metallurgical coal space for many years to come. That final takeaway is my own opinion, but I believe it represents the excitement and confidence of the team as we concluded this exercise, especially as the important work to deleverage the company should only strengthen Alpha's ability to both succeed and be resilient, in the near and long term."

2022 Full-Year Guidance Adjustments

"I commend the operations teams on their continued diligence amid these higher-cost market circumstances," said Jason Whitehead, executive vice president and chief operating officer. "While the team has done an excellent job in continually finding productivity enhancements to offset some of the increased costs we have experienced, today we are raising cost guidance for

2022. This change is due to elevated pricing dynamics that have far exceeded the pricing projections used to calculate our previous cost estimates for the year. I see this change as a necessary response to market circumstances outside of our control. As we have reiterated in prior quarters, we remain committed to safely managing the costs within our direct control."

The company is increasing its cost of coal sales guidance due to the elevated pricing environment in global coal markets. Higher sales prices result in higher royalties and severance taxes, which are part of our costs of coal sales. These circumstances, alongside increased labor costs and persistent inflationary pressure on certain materials, have contributed to the guidance change announced today. Met segment cost of coal sales are now expected to be between $101.00 per ton and $107.00 per ton for the full year, up from the prior guidance range of $88.00 per ton to $92.00 per ton. Cost of coal sales for the All Other category are expected to remain unchanged in the range of $58.00 per ton to $62.00 per ton. Additionally, due to the company's aggressive debt reduction efforts, guidance for 2022 cash interest expense is now expected to be between $18 million and $22 million, down from the previously provided range of $40 million to $45 million.

As of April 20, 2022, Alpha has committed and priced approximately 53% of its metallurgical coal within the Met segment at an average price of $243.88 per ton and 96% of thermal coal in the Met segment at an average expected price of $53.26 per ton. In the All Other category the company is 100% committed and priced at an average price of $57.70 per ton.

	2022 Guidance
in millions of tons	Low	High
Metallurgical	14.0	15.0
Thermal	0.8	1.2
Met Segment	14.8	16.2
All Other	0.6	0.8
Total Shipments	15.4	17.0

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$189.22
Metallurgical - Export		$297.01
Metallurgical Total	53%	$243.88
Thermal	96%	$53.26
Met Segment	56%	$222.63
All Other	100%	$57.70

Committed/Unpriced[1,3]	Committed
Metallurgical Total	40%
Thermal	—%
Met Segment	38%
All Other	—%

Costs per ton[4]	Low	High
Met Segment	$101.00	$107.00
All Other	$58.00	$62.00

In millions (except taxes)	Low	High
SG&A5	$50	$54
Idle Operations Expense	$30	$40
Cash Interest Expense	$18	$22
DD&A	$90	$110
Capital Expenditures	$160	$190
Tax Rate[6]	5%	15%
Notes:
1.Based on committed and priced coal shipments as of April 20, 2022. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Rate assumes no further ownership change limitations on the usage of net operating losses.

Conference Call

The company plans to hold a conference call regarding its first quarter 2022 results on May 5, 2022, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://investors.alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 844-200-6205 (domestic toll-free) or 929-526-1599 (international) approximately 15 minutes prior to start time. Please use the access code 475225 to join the call.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

Investor Contact
InvestorRelations@AlphaMetResources.com

Alex Rotonen, CFA
423.956.6882

Media Contact
CorporateCommunications@AlphaMetResources.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” “non-GAAP coal margin,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results or liquidity presented in accordance with GAAP. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Coal revenues	$1,069,738	$385,452
Other revenues	2,226	801
Total revenues	1,071,964	386,253
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	555,317	347,428
Depreciation, depletion and amortization	28,035	28,438
Accretion on asset retirement obligations	5,954	6,648
Amortization of acquired intangibles, net	5,748	3,869
Asset impairment and restructuring	—	(561)
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	15,086	14,982
Total other operating loss (income):
Mark-to-market adjustment for acquisition-related obligations	9,361	3,176
Other income	(628)	(1,225)
Total costs and expenses	618,873	402,755
Income (loss) from operations	453,091	(16,502)
Other (expense) income:
Interest expense	(13,083)	(17,990)
Interest income	184	164
Equity loss in affiliates	(1,361)	(134)
Miscellaneous income, net	1,797	1,766
Total other expense, net	(12,463)	(16,194)
Income (loss) from continuing operations before income taxes	440,628	(32,696)
Income tax (expense) benefit	(39,624)	5
Net income (loss) from continuing operations	401,004	(32,691)
Discontinued operations:
Loss from discontinued operations before income taxes	(146)	(237)
Income tax benefit from discontinued operations	33	—
Loss from discontinued operations	(113)	(237)
Net income (loss)	$400,891	$(32,928)

Basic income (loss) per common share:
Income (loss) from continuing operations	$21.59	$(1.78)
Loss from discontinued operations	(0.01)	(0.01)
Net income (loss)	$21.58	$(1.79)

Diluted income (loss) per common share:

Income (loss) from continuing operations	$20.52	$(1.78)
Loss from discontinued operations	—	(0.01)
Net income (loss)	$20.52	$(1.79)

Weighted average shares – basic	18,574,026	18,361,444
Weighted average shares – diluted	19,540,642	18,361,444

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$159,455	$81,211
Trade accounts receivable, net of allowance for doubtful accounts of $519 and $393 as of March 31, 2022 and December 31, 2021, respectively	636,152	489,241
Inventories, net	161,753	129,382
Prepaid expenses and other current assets	57,144	47,690
Current assets - discontinued operations	69	462
Total current assets	1,014,573	747,986
Property, plant, and equipment, net of accumulated depreciation and amortization of $462,920 and $443,856 as of March 31, 2022 and December 31, 2021, respectively	369,449	362,218
Owned and leased mineral rights, net of accumulated depletion and amortization of $59,894 and $52,444 as of March 31, 2022 and December 31, 2021, respectively	436,852	444,302
Other acquired intangibles, net of accumulated amortization of $39,968 and $34,221 as of March 31, 2022 and December 31, 2021, respectively	68,450	74,197
Long-term restricted cash	118,476	89,426
Other non-current assets	96,673	131,057
Non-current assets - discontinued operations	8,526	8,526
Total assets	$2,112,999	$1,857,712
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,434	$2,989
Trade accounts payable	109,413	90,090
Acquisition-related obligations – current	21,281	22,405
Accrued expenses and other current liabilities	223,222	174,607
Current liabilities - discontinued operations	4,576	5,838
Total current liabilities	360,926	295,929
Long-term debt	248,936	445,562
Acquisition-related obligations - long-term	28,199	19,000
Workers’ compensation and black lung obligations	204,470	208,193
Pension obligations	155,895	159,930
Asset retirement obligations	133,719	132,013
Deferred income taxes	4,993	317
Other non-current liabilities	22,624	26,176
Non-current liabilities - discontinued operations	23,390	23,683
Total liabilities	1,183,152	1,310,803
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—

Common stock - par value $0.01, 50.0 million shares authorized, 21.0 million issued and 18.5 million outstanding at March 31, 2022 and 20.8 million issued and 18.4 million outstanding at December 31, 2021	210	208
Additional paid-in capital	788,281	784,743
Accumulated other comprehensive loss	(57,728)	(58,503)
Treasury stock, at cost: 2.5 million shares at March 31, 2022 and 2.4 million shares at December 31, 2021	(130,068)	(107,800)
Retained earnings (accumulated deficit)	329,152	(71,739)
Total stockholders’ equity	929,847	546,909
Total liabilities and stockholders’ equity	$2,112,999	$1,857,712

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income (loss)	$400,891	$(32,928)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	28,035	28,438
Amortization of acquired intangibles, net	5,748	3,869
Accretion of acquisition-related obligations discount	109	371
Amortization of debt issuance costs and accretion of debt discount	3,679	3,316
Mark-to-market adjustment for acquisition-related obligations	9,361	3,176
Gain on disposal of assets	(636)	(1,258)
Asset impairment and restructuring	—	(561)
Accretion on asset retirement obligations	5,954	6,648
Employee benefit plans, net	(174)	2,147
Deferred income taxes	4,676	(6)
Stock-based compensation	1,182	2,183
Equity loss in affiliates	1,361	134
Other, net	135	826
Changes in operating assets and liabilities	(124,196)	(35,470)
Net cash provided by (used in) operating activities	336,125	(19,115)
Investing activities:
Capital expenditures	(28,146)	(20,395)
Proceeds on disposal of assets	917	2,652
Purchases of investment securities	(50)	(12,959)
Maturity of investment securities	28,438	1,376
Capital contributions to equity affiliates	(3,468)	(441)
Other, net	(1,243)	18
Net cash used in investing activities	(3,552)	(29,749)
Financing activities:
Principal repayments of long-term debt	(200,461)	(5,223)
Principal repayments of financing lease obligations	(543)	(501)
Common stock repurchases and related expenses	(21,844)	(680)
Proceeds from exercise of stock options	891	—
Proceeds from exercise of warrants	2,257	—
Net cash used in financing activities	(219,700)	(6,404)
Net increase (decrease) in cash and cash equivalents and restricted cash	112,873	(55,268)
Cash and cash equivalents and restricted cash at beginning of period	182,614	244,571
Cash and cash equivalents and restricted cash at end of period	$295,487	$189,303

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of March 31,
	2022	2021
Cash and cash equivalents	$159,455	$92,236
Short-term restricted cash (included in prepaid expenses and other current assets)	17,556	11,427
Long-term restricted cash	118,476	85,640
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$295,487	$189,303

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Net income (loss) from continuing operations	$401,004	$(32,691)	$254,517
Interest expense	13,083	17,990	16,364
Interest income	(184)	(164)	(12)
Income tax expense (benefit)	39,624	(5)	3,398
Depreciation, depletion and amortization	28,035	28,438	29,786
Non-cash stock compensation expense	1,182	2,183	964
Mark-to-market adjustment - acquisition-related obligations	9,361	3,176	1,516
Gain on settlement of acquisition-related obligations	—	—	(1,125)
Accretion on asset retirement obligations	5,954	6,648	6,550
Asset impairment and restructuring	—	(561)	—
Amortization of acquired intangibles, net	5,748	3,869	3,842
Adjusted EBITDA	$503,807	$28,883	$315,800

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,054,340	$15,398	$1,069,738
Less: Freight and handling fulfillment revenues	(144,025)	(18)	(144,043)
Non-GAAP Coal revenues	$910,315	$15,380	$925,695
Tons sold	3,780	268	4,048
Non-GAAP Coal sales realization per ton	$240.82	$57.39	$228.68

Cost of coal sales (exclusive of items shown separately below)	$539,282	$16,035	$555,317
Depreciation, depletion and amortization - production (1)	27,060	797	27,857
Accretion on asset retirement obligations	3,398	2,556	5,954
Amortization of acquired intangibles, net	4,796	952	5,748
Total Cost of coal sales	$574,536	$20,340	$594,876
Less: Freight and handling costs	(144,025)	(18)	(144,043)
Less: Depreciation, depletion and amortization - production (1)	(27,060)	(797)	(27,857)
Less: Accretion on asset retirement obligations	(3,398)	(2,556)	(5,954)
Less: Amortization of acquired intangibles, net	(4,796)	(952)	(5,748)
Less: Idled and closed mine costs	(3,604)	(2,646)	(6,250)
Non-GAAP Cost of coal sales	$391,653	$13,371	$405,024
Tons sold	3,780	268	4,048
Non-GAAP Cost of coal sales per ton	$103.61	$49.89	$100.06
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,054,340	$15,398	$1,069,738
Less: Total Cost of coal sales (per table above)	(574,536)	(20,340)	(594,876)
GAAP Coal margin	$479,804	$(4,942)	$474,862
Tons sold	3,780	268	4,048
GAAP Coal margin per ton	$126.93	$(18.44)	$117.31

GAAP Coal margin	$479,804	$(4,942)	$474,862
Add: Depreciation, depletion and amortization - production (1)	27,060	797	27,857
Add: Accretion on asset retirement obligations	3,398	2,556	5,954
Add: Amortization of acquired intangibles, net	4,796	952	5,748
Add: Idled and closed mine costs	3,604	2,646	6,250
Non-GAAP Coal margin	$518,662	$2,009	$520,671
Tons sold	3,780	268	4,048
Non-GAAP Coal margin per ton	$137.21	$7.50	$128.62
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$359,893	$25,559	$385,452
Less: Freight and handling fulfillment revenues	(60,011)	(369)	(60,380)
Non-GAAP Coal revenues	$299,882	$25,190	$325,072
Tons sold	3,657	409	4,066
Non-GAAP Coal sales realization per ton	$82.00	$61.59	$79.95

Cost of coal sales (exclusive of items shown separately below)	$325,895	$21,533	$347,428
Depreciation, depletion and amortization - production (1)	26,536	1,723	28,259
Accretion on asset retirement obligations	3,385	3,263	6,648
Amortization of acquired intangibles, net	4,051	(182)	3,869
Total Cost of coal sales	$359,867	$26,337	$386,204
Less: Freight and handling costs	(60,011)	(369)	(60,380)
Less: Depreciation, depletion and amortization - production (1)	(26,536)	(1,723)	(28,259)
Less: Accretion on asset retirement obligations	(3,385)	(3,263)	(6,648)
Less: Amortization of acquired intangibles, net	(4,051)	182	(3,869)
Less: Idled and closed mine costs	(3,603)	(3,556)	(7,159)
Non-GAAP Cost of coal sales	$262,281	$17,608	$279,889
Tons sold	3,657	409	4,066
Non-GAAP Cost of coal sales per ton	$71.72	$43.05	$68.84
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$359,893	$25,559	$385,452
Less: Total Cost of coal sales (per table above)	(359,867)	(26,337)	(386,204)
GAAP Coal margin	$26	$(778)	$(752)
Tons sold	3,657	409	4,066
GAAP Coal margin per ton	$0.01	$(1.90)	$(0.18)

GAAP Coal margin	$26	$(778)	$(752)
Add: Depreciation, depletion and amortization - production (1)	26,536	1,723	28,259
Add: Accretion on asset retirement obligations	3,385	3,263	6,648
Add: Amortization of acquired intangibles, net	4,051	(182)	3,869
Add: Idled and closed mine costs	3,603	3,556	7,159
Non-GAAP Coal margin	$37,601	$7,582	$45,183
Tons sold	3,657	409	4,066
Non-GAAP Coal margin per ton	$10.28	$18.54	$11.11
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$811,528	$15,030	$826,558
Less: Freight and handling fulfillment revenues	(127,925)	(16)	(127,941)
Non-GAAP Coal revenues	$683,603	$15,014	$698,617
Tons sold	3,784	240	4,024
Non-GAAP Coal sales realization per ton	$180.66	$62.56	$173.61

Cost of coal sales (exclusive of items shown separately below)	$481,317	$16,065	$497,382
Depreciation, depletion and amortization - production (1)	24,560	5,041	29,601
Accretion on asset retirement obligations	3,401	3,149	6,550
Amortization of acquired intangibles, net	3,922	(80)	3,842
Total Cost of coal sales	$513,200	$24,175	$537,375
Less: Freight and handling costs	(127,925)	(16)	(127,941)
Less: Depreciation, depletion and amortization - production (1)	(24,560)	(5,041)	(29,601)
Less: Accretion on asset retirement obligations	(3,401)	(3,149)	(6,550)
Less: Amortization of acquired intangibles, net	(3,922)	80	(3,842)
Less: Idled and closed mine costs	(3,533)	(1,465)	(4,998)
Non-GAAP Cost of coal sales	$349,859	$14,584	$364,443
Tons sold	3,784	240	4,024
Non-GAAP Cost of coal sales per ton	$92.46	$60.77	$90.57
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$811,528	$15,030	$826,558
Less: Total Cost of coal sales (per table above)	(513,200)	(24,175)	(537,375)
GAAP Coal margin	$298,328	$(9,145)	$289,183
Tons sold	3,784	240	4,024
GAAP Coal margin per ton	$78.84	$(38.10)	$71.86

GAAP Coal margin	$298,328	$(9,145)	$289,183
Add: Depreciation, depletion and amortization - production (1)	24,560	5,041	29,601
Add: Accretion on asset retirement obligations	3,401	3,149	6,550
Add: Amortization of acquired intangibles, net	3,922	(80)	3,842
Add: Idled and closed mine costs	3,533	1,465	4,998
Non-GAAP Coal margin	$333,744	$430	$334,174
Tons sold	3,784	240	4,024
Non-GAAP Coal margin per ton	$88.20	$1.79	$83.05
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$391,653	$13,371	$405,024
Less: cost of purchased coal sold	(27,842)	(37)	(27,879)
Adjusted cost of produced coal sold	$363,811	$13,334	$377,145
Produced tons sold	3,653	267	3,920
Adjusted cost of produced coal sold per ton (1)	$99.59	$49.94	$96.21
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$262,281	$17,608	$279,889
Less: cost of purchased coal sold	(18,264)	—	(18,264)
Adjusted cost of produced coal sold	$244,017	$17,608	$261,625
Produced tons sold	3,424	409	3,833
Adjusted cost of produced coal sold per ton (1)	$71.27	$43.05	$68.26
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended December 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$349,859	$14,584	$364,443
Less: cost of purchased coal sold	(22,798)	(660)	(23,458)
Adjusted cost of produced coal sold	$327,061	$13,924	$340,985
Produced tons sold	3,610	235	3,845
Adjusted cost of produced coal sold per ton (1)	$90.60	$59.25	$88.68
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,451	$359,249	$247.59	41%
Domestic	870	156,594	$179.99	24%
Export - Australian indexed	1,233	388,467	$315.06	35%
Total Met segment - met coal	3,554	$904,310	$254.45	100%
Met segment - thermal coal	226	6,005	$26.57
Total Met segment Coal revenues	3,780	910,315	$240.82
All Other Coal revenues	268	15,380	$57.39
Non-GAAP Coal revenues	4,048	$925,695	$228.68
Add: Freight and handling fulfillment revenues	—	144,043
Coal revenues	4,048	$1,069,738